                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Shoney's, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             SHONEY'S INC.(R) LOGO

                               1727 ELM HILL PIKE
                           NASHVILLE, TENNESSEE 37210

 ------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, APRIL 2, 1998
 ------------------------------------------------------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Shoney's, Inc. will be held at the Atlanta Marriott Marquis, 265 Peachtree Center Avenue, Atlanta, Georgia, on Thursday, April 2, 1998, at 2:00 p.m. Eastern Standard Time for the following purposes:

          (1) To elect a Board of nine directors to serve until the 1999 annual meeting of shareholders or until their respective successors shall have been duly elected and qualified;

          (2) To consider and act upon a proposal to authorize and approve the 1998 Stock Plan as set forth and described in the attached proxy statement; and

          (3) To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on January 30, 1998 will be entitled to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

                                          By Order of the Board of Directors,

                                          /s/ F.E. MCDANIEL
                                          F.E. McDANIEL, JR.
                                          Chief Administrative Officer,
                                          Secretary and General Counsel
Nashville, Tennessee
February 19, 1998

                                PROXY STATEMENT

                             ---------------------

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 2, 1998

                   ------------------------------------------

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Shoney's, Inc., a Tennessee corporation (the "Company," which, unless otherwise indicated, includes all corporate predecessors and subsidiaries of the Company), from holders of the Company's shares of $1.00 par value common stock (the "Shares") to be voted at the 1998 annual meeting of shareholders of the Company (the "Annual Meeting") to be held at the Atlanta Marriott Marquis, 265 Peachtree Center Avenue, Atlanta, Georgia, on Thursday, April 2, 1998, at 2:00 p.m. Eastern Standard Time, and at any adjournments or postponements thereof. The first date on which this Proxy Statement and form of proxy with respect thereto are being sent or given to shareholders is on or about February 19, 1998.

     The Board has fixed the close of business on January 30, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, 48,673,365 Shares were outstanding. Each shareholder is entitled to one vote per Share held of record on the Record Date. Cumulative voting is not permitted.

     The holders of a majority of the Shares present in person or by properly executed proxies are required to constitute a quorum to transact business at the Annual Meeting. All Shares represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. In voting by proxy in regard to the election of directors to serve until the 1999 annual meeting of shareholders or until their respective successors are duly elected and qualified, shareholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. If no instructions are indicated, such proxies will be voted FOR the election of all nominees as directors. The directors shall be elected by a plurality of the votes cast by the holders of Shares entitled to vote at the Annual Meeting if a quorum is present. The 1998 Stock Plan (the "Stock Plan") will be approved if the votes cast in favor of the Stock Plan exceed the votes cast against it. If no instructions are indicated, such proxies will be voted FOR the approval of the Stock Plan. The Board does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement, that will come before the Annual Meeting.

     No specific provisions of the Tennessee Business Corporation Act, the Company's Charter or the Company's Bylaws address the issue of abstentions or broker non-votes. Abstentions and broker non-votes will be treated as Shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes either in favor of or against a particular proposal. If a broker or nominee holding Shares in "street" name indicates on the proxy that it does not have discretionary authority to vote on a particular matter, those Shares will not be voted with respect to that matter and will be disregarded for the purpose of determining the total number of votes cast with respect to a proposal.

     If a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the shareholders. If the Company proposes to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all Shares for which they have voting authority in favor of such adjournment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to:
Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210, Attention: F.E. McDaniel, Jr., Chief Administrative Officer, Secretary and General Counsel.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board shall consist of not less than seven and not more than 12 directors, the exact number to be set by the Board. The current Board consists of 11 members. Effective as of the date of the Annual Meeting, the Board has fixed the number of directors at nine. Two current directors, Carole F. Hoover and Cal Turner, Jr., are not standing for re-election to the Board. The Nominating Committee has been active during the past year in filling vacancies on the Board, including the appointment of Felker
W. Ward, Jr. and James D. Yancey in January 1998. The Nominating Committee and the Board intend to seek an additional director or directors to serve on the Board and, if suitable candidates are identified, may appoint additional directors to the Board prior to the 1999 annual meeting of shareholders.

     It is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees to be directors of the Company until the 1999 annual meeting of shareholders or until their successors are elected and qualified, unless authority to vote is withheld. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the enclosed proxy card to vote for the remaining nominees named thereon and to vote in accordance with their best judgment for any substitute nominees that are named.

     If a proxy is executed in such manner as not to withhold authority to vote for the election of directors, then the persons named in the enclosed proxy card will vote such proxy for the election of the nominees listed below, reserving, however, full discretion to cast votes for other persons if any nominee is unable or unwilling to serve. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable.

NOMINEES FOR THE BOARD

     Each nominee's principal occupation, age, and period of service as a director of the Company are set forth below. All of the nominees are presently serving on the Board.

J. MICHAEL BODNAR                                            Age -- 53
President and Chief Executive Officer                        Director since 1997
Shoney's, Inc.

Mr. Bodnar was named President and Chief Executive Officer of the Company in November 1997. Mr. Bodnar was elected to the Board of Directors in August 1997 pursuant to the Settlement Agreement entered into between the Company and Raymond D. Schoenbaum and Betty J. Schoenbaum (the "Schoenbaums"). See "Certain Transactions." Mr. Bodnar has served as President of Bodnar Investment Group, Inc., a real estate investment company focusing primarily on the restaurant industry, since 1984. From January 1986 through May 1996, Mr. Bodnar served as President of Triangle Management Group, Inc., a restaurant management company. See "Executive Compensation -- Employment Contracts."

C. STEPHEN LYNN                                              Age -- 50
Chairman of the Board                                        Director since 1995
Shoney's, Inc.

Mr. Lynn was elected Chairman of the Board in April 1995. Mr. Lynn served as Chief Executive Officer of the Company from April 1995 through November 1997 and as President from January 1996 through November 1997. Mr. Lynn served as Chief Executive Officer and as a director of Sonic Corp. from November 1983 through April 1995. He also served as Chairman of the Board of Sonic Corp. from April 1986 to April 1995. See "Executive Compensation -- Employment Contracts."

JEFFRY F. SCHOENBAUM                                         Age -- 50
Private Investor                                             Director since 1996

Mr. Schoenbaum is a private investor and serves as Vice President of Nurad Investments, Inc., which was formed in 1987 to manage the historic redevelopment of commercial properties in Sarasota and Tampa, Florida. From 1992 through 1994, he served as Vice President of Bay Area Capital, Inc., a provider of working capital financing. He also serves as a member of the board of directors of the Schoenbaum Family Foundation. Jeffry F. Schoenbaum is the brother of Raymond D. Schoenbaum.

RAYMOND D. SCHOENBAUM                                        Age -- 51
President                                                    Director since 1997
Schoenbaum Limited

Since April 1995, Mr. Schoenbaum has been President of Schoenbaum Limited, a restaurant management company. Mr. Schoenbaum has also served since March 1996 as the President and Chief Executive Officer of Just Having Fun Restaurants, Inc., a restaurant company currently developing a new restaurant concept in Atlanta, Georgia. From June 1984 to March 1995, he served as the Chairman of the Board of Innovative Restaurant Concepts, Inc., a restaurant management company which owned and operated Rio Bravo, Ray's on the River, and Green Hills Grille restaurants. Mr. Schoenbaum sold this company to Applebee's International, Inc. in March 1995. Mr. Schoenbaum was a member of the board of directors of Applebee's International, Inc. from March 1995 to August 1997. He also serves as a member of the board of directors of the Schoenbaum Family Foundation. Mr. Schoenbaum was elected to the Board of Directors in August 1997 pursuant to the Settlement Agreement between the Company and the Schoenbaums. See "Certain Transactions." Raymond D. Schoenbaum is the brother of Jeffry F. Schoenbaum.

WILLIAM A. SCHWARTZ                                          Age -- 59
President and Chief Executive Officer                        Director since 1997
FMB Enterprises, Inc.

Mr. Schwartz is President and Chief Executive Officer of FMB Enterprises, Inc., which he founded in 1988. FMB Enterprises, Inc. is a general partner in Capital Cable, L.P., which owns and operates several cable television systems and manages a large portfolio of investments. Since 1990, Mr. Schwartz has been involved in the ownership and operation of television stations, serving as Chief Executive Officer of Cannell Communications, L.P. from February 1990 to December 1995 and as Chief Executive Officer of First Media Television, L.P. from January 1995 through November 1997. From September 1985 to December 1987, Mr. Schwartz was President and Chief Operating Officer of Cox Enterprises, Inc., a large diversified media company. Mr. Schwartz was elected to the Board of Directors in August 1997 pursuant to the Settlement Agreement between the Company and the Schoenbaums. See "Certain Transactions."

CARROLL D. SHANKS                                            Age -- 70
Retired Vice Chairman                                        Director since 1997
American General Life & Accident Insurance Company

Mr. Shanks retired in December 1992 as Vice Chairman of American General Life & Accident Insurance Company. Mr. Shanks serves as a member of the board of directors of NationsBank of Tennessee, a subsidiary of NationsBank, N.A., and on the boards of numerous non-profit organizations.

FELKER W. WARD, JR.                                          Age -- 64
Chairman of the Board and                                    Director since 1998
Chief Executive Officer
Pinnacle Investment Advisors, Inc.

Mr. Ward has served as Chairman of the Board and Chief Executive Officer of Pinnacle Investment Advisors, Inc., an investment advisor, since its formation in April 1994. From December 1992 to July 1996, Mr. Ward also served as Chairman of Ward Bradford & Co., L.P., a financial services company. Since 1979, Mr. Ward has served as the President and Vice Chairman of Concessions International, Inc., an owner and operator of food, beverage, gift and duty-free shops in airports.

WILLIAM M. WILSON                                            Age -- 49
President                                                    Director since 1997
Cherokee Equity Corporation

Mr. Wilson, since 1984, has served as President of Cherokee Equity Corporation, an investment holding company. Since 1979, Mr. Wilson has also served as President of Cherokee Properties, Inc., a real estate investment company.

JAMES D. YANCEY                                              Age -- 56
Vice Chairman and President                                  Director since 1998
Synovus Financial Corp.

Mr. Yancey has served as Vice Chairman of Synovus Financial Corp., a financial services company, since March 1992, as President since February 1990, and as a director since 1978.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended October 26, 1997 (the "1997 Fiscal Year"), the Board held four regular and 14 special meetings and a special committee of the Board (the "Special Committee"), constituted in connection with the proxy contest during the summer of 1997, held seven meetings. During the 1997 Fiscal Year, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which the individual director served (during the period he or she served as a director), except Mr. Schwartz who attended 50% (1 of 2) of such meetings.

     The Board has standing Executive, Audit, Human Resources and Compensation, Franchise Relations, and Nominating committees that assist it in discharging its responsibilities. These committees, their members, and functions are discussed below. Following the Annual Meeting, the Board intends to reconstitute certain of the committees to replace Ms. Hoover and Mr. Turner.

     The Executive Committee presently is composed of five directors: Bodnar (Chairperson), Raymond Schoenbaum, Schwartz, Ward, and Yancey. Between meetings of the Board, the Executive Committee may exercise all of the powers of the Board except that it may not: (1) authorize dividends except pursuant to a formula preapproved by the Board; (2) submit matters to a vote of shareholders;
(3) fill vacancies on the Board or any of its committees; (4) amend the Company's Charter or adopt, amend, or repeal its Bylaws; (5) authorize a plan of merger; (6) authorize or approve acquisitions of Shares except pursuant to a formula preapproved by the Board; or (7) authorize or approve the issuance or sale of Shares. The Executive Committee met one time during the 1997 Fiscal Year.

     The Audit Committee presently is composed of four directors: Schwartz (Chairperson), Jeffry Schoenbaum, Wilson, and Yancey. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to the Company's internal and external audit functions, review and setting of internal policies and procedures regarding audits, accounting and other financial controls, and review of related party transactions. The Audit Committee met three times during the 1997 Fiscal Year.

     The Human Resources and Compensation Committee (the "HRC Committee") presently is composed of four directors: Hoover (Chairperson), Shanks, Ward, and Yancey. Responsibilities of this committee include review and oversight of the Company's personnel policies, monitoring the Company's results under affirmative action plans adopted by the Company and general oversight of the Company's personnel and/or human resources functions. Responsibilities of this committee also include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including grants of stock options and other benefits under the Company's compensation plans, and general review of the Company's employee compensation policies. The HRC Committee met eight times during the 1997 Fiscal Year. No member of the HRC Committee has been an employee of the Company at any time and no member has any relationship with either the Company or the Company's officers requiring disclosure under applicable regulations of the Securities and Exchange Commission (the "SEC").

     The Franchise Relations Committee presently is composed of four directors:
Turner (Chairperson), Jeffry Schoenbaum, Shanks, and Wilson. Responsibilities of this committee include keeping the Board apprised of the concerns and suggestions of the Company's franchisees and acting as an issue resolution committee to mediate disputes between franchisees and between franchisees and the Company. The Franchise Relations Committee met one time during the 1997 Fiscal Year.

     The Nominating Committee presently is composed of four directors: Raymond Schoenbaum (Chairperson), Hoover, Schwartz, and Ward. The Nominating Committee considers and recommends nominees for director for consideration by the Board. Although the Nominating Committee does not solicit suggestions for nominees for the Board, suggestions for nominees by security holders accompanied by biographical data will be considered if submitted to the Company's Secretary in accordance with the Company's Bylaws. The Nominating Committee met four times during the 1997 Fiscal Year.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED NOMINEES TO THE BOARD.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Shares are required to report their ownership of the Shares and any changes in that ownership to the SEC and the New York Stock Exchange (the "NYSE"). These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the 1997 Fiscal Year. Based solely on a review of the reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers, and ten percent holders during the 1997 Fiscal Year, with the exception of James W. Arnett, Jr., the Company's Senior Vice President -- Shoney's Restaurants, who failed to timely file one report reflecting a single transaction.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning persons, other than officers and directors, who, as of the Record Date, are known to management to be the beneficial owners of more than 5% of the Shares. The Company has no other class of equity securities outstanding.

                                                                   SHARES       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                         BENEFICIALLY OWNED OF CLASS
------------------------------------                         ------------------ --------
R.L. Danner(1).............................................       4,249,303        8.7%
  2 International Plaza, Suite 510
  Nashville, TN 37217
Betty J. Schoenbaum(2).....................................       3,394,480        7.0%
  5541 Gulf of Mexico Drive
  Longboat Key, Florida 34228
Dimensional Fund Advisors, Inc.(3).........................       2,994,224        6.2%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

---------------

(1) Includes 83,068 Shares owned by Mr. Danner's wife and 7,101 Shares held in trust for Mr. Danner's son, over which Mr. Danner's wife has sole voting and dispositive power. The information regarding Shares beneficially owned is based upon the Schedule 13D filed by Mr. Danner with the SEC on April 17, 1997.
(2) Includes 2,703,388 Shares held in Schoenbaum Ventures Limited Partnership; 200,000 Shares held in the Alex Schoenbaum Charitable Trust; 35,750 Shares held by the Schoenbaum Family Foundation; and 395,342 Shares held in a revocable living trust, controlled by Ms. Schoenbaum. Ms. Schoenbaum has sole voting and dispositive power with respect to the Shares held in Schoenbaum Ventures Limited Partnership and shared voting and dispositive power with respect to the Shares held by the Alex Schoenbaum Charitable Trust, the Schoenbaum Family Foundation, and the revocable living trust. Ms. Schoenbaum is the mother of Jeffry F. Schoenbaum and Raymond D. Schoenbaum.
(3) Dimensional Fund Advisors, Inc. ("DFA") is a registered investment advisor. DFA has sole voting power with respect to 1,997,662 Shares and sole dispositive power with respect to 2,994,224 Shares. The information regarding Shares beneficially owned is based upon the Schedule 13G filed by DFA with the SEC on February 11, 1998.

     The following table sets forth the number of Shares held beneficially, directly, or indirectly, as of the Record Date, by all directors and nominees for director, the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of the 1997 Fiscal Year (these five officers are hereinafter referred to as the "Named Executive Officers"), and by all current directors and executive officers as a group, together with the percentage of the outstanding Shares which such ownership represents. Unless otherwise indicated, beneficial ownership consists of sole voting and dispositive power based on 48,673,365 Shares issued and outstanding as of the Record Date.

                                                                 SHARES
                                                              BENEFICIALLY      PERCENT
NAME OF BENEFICIAL OWNER                                        OWNED(1)        OF CLASS
------------------------                                      ------------      --------
James W. Arnett, Jr.........................................      61,076(2)          *
W. Craig Barber(3)..........................................       9,359             *
J. Michael Bodnar...........................................      55,000             *
Carole F. Hoover............................................       2,400             *
Robert M. Langford..........................................      30,000             *
Haney A. Long, Jr...........................................      40,721             *
C. Stephen Lynn.............................................     489,071           1.0%
Jeffry F. Schoenbaum........................................     583,192(4)        1.2%
Raymond D. Schoenbaum.......................................     515,624(5)        1.1%
William A. Schwartz.........................................      20,000             *
Carroll D. Shanks...........................................       1,200             *
Cal Turner, Jr..............................................      29,000             *
Felker W. Ward, Jr..........................................          --             *
William M. Wilson...........................................      10,000             *
James D. Yancey.............................................       5,000             *
All current directors and executive officers as a group (23
  persons)..................................................   1,915,339           3.9%

---------------

 *  Less than one percent.

(1) Includes Shares subject to options to purchase Shares which are exercisable or become exercisable within 60 days of the date hereof, and are held by the following persons: Carole F. Hoover (2,000); Robert M. Langford (30,000); Haney A. Long, Jr. (40,180); C. Stephen Lynn (250,000); Jeffry F. Schoenbaum (1,000); Cal Turner, Jr. (4,000); current directors and executive officers as a group (413,680). Such Shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
(2) Includes 2,338 Shares held by Mr. Arnett's wife and 2,038 Shares held by Mr. Arnett's wife as custodian for their daughter.
(3) Mr. Barber resigned as Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer effective November 10, 1997. See "Executive Compensation -- Severance Agreement."
(4) Includes 17,340 Shares held by Chase Manhattan Bank as custodian for Mr. Schoenbaum's children, 2,953 Shares held by Mr. Schoenbaum's wife, and 432,902 Shares held in a trust for the benefit of Mr. Schoenbaum. Also includes 35,750 Shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is a director. Mr. Schoenbaum disclaims beneficial ownership of the Shares owned by the Schoenbaum Family Foundation.
(5) Includes 200,000 Shares held in a trust for the benefit of Mr. Schoenbaum, 10,267 Shares owned by Mr. Schoenbaum's wife, 1,038 Shares held by Mr. Schoenbaum as custodian for Mr. Schoenbaum's son, and an aggregate of 7,569 Shares held in trusts for the benefit of Mr. Schoenbaum's sons. Also includes 35,750 Shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is a director. Mr. Schoenbaum disclaims beneficial ownership of the Shares owned by the Schoenbaum Family Foundation.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended October 26, 1997 to the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                             ANNUAL COMPENSATION                  COMPENSATION
                                    --------------------------------------   -----------------------
                                                                OTHER        RESTRICTED   SECURITIES
                                                               ANNUAL          STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARDS($)     OPTIONS     COMPENSATION($)
---------------------------  ----   ---------   --------   ---------------   ----------   ----------   ---------------
C. Stephen Lynn(1)
  Chairman, Chief            1997    500,000         --        45,246(2)       80,438(3)    250,000         35,000(4)
  Executive Officer          1996    491,747         --        94,708(2)      167,063(5)  1,250,000         42,092(6)
  and President...........   1995    226,122(7) 300,000            --              --       250,000        262,879(8)
Robert M. Langford
  Senior Executive
  Vice President and         1997    288,900     25,279            --              --       150,000             --
  Chief Operating            1996    247,100     40,000            --              --       250,000             --
  Officer.................   1995      9,367(9)  50,000            --              --        75,000             --
W. Craig Barber(10)
  Senior Executive
  Vice President, Chief
  Administrative             1997    288,900         --            --              --       100,000          4,505(11)
  Officer and Chief          1996    253,462         --            --              --       300,000         11,532(12)
  Financial Officer.......   1995    239,061     90,000         2,000(13)          --       150,000          4,755(11)
Haney A. Long, Jr.
  Division President --
  Distribution and           1997    188,462     47,500            --              --        25,000         53,259(14)
  Manufacturing...........   1996     24,904(15) 35,000            --              --        71,914         53,985(16)
James W. Arnett, Jr.(17)     1997    179,814     50,000            --              --       200,000          1,729(11)
  Senior Vice President --   1996     70,865         --            --              --            --          1,941(11)
  Shoney's Restaurants....   1995    316,707         --            --              --            --          9,149(11)

---------------

 (1) Mr. Lynn resigned as President and Chief Executive Officer effective November 12, 1997. Mr. Lynn continues to serve as Chairman of the Board. See "-- Employment Contracts."
 (2) Represents tax equalization bonus paid with respect to the receipt of 16,500 restricted Shares. See Notes (3) and (5).
 (3) Represents the value of 16,500 Shares granted pursuant to Mr. Lynn's employment agreement, with a fair market value of $80,438 ($4.875 per share) on the date of distribution. See Note (2). At October 26, 1997, Mr. Lynn held an aggregate of 33,000 restricted Shares with a fair market value of $162,938.
 (4) Represents insurance premiums paid on Mr. Lynn's behalf pursuant to his employment agreement.
 (5) Represents the value of 16,500 Shares granted pursuant to Mr. Lynn's employment agreement, with a fair market value of $167,063 ($10.125 per share) on the date of distribution. See Note (2).
 (6) Represents certain moving and storage expenses in connection with his relocation ($7,092) and insurance premiums ($35,000) paid on Mr. Lynn's behalf pursuant to his employment agreement.
 (7) Mr. Lynn commenced employment with the Company in April 1995.
 (8) Represents the following: certain expenses incurred by Mr. Lynn in connection with his relocation ($94,764); real estate commissions and closing costs in connection with the sale of Mr. Lynn's former residences ($133,115); and insurance premiums paid on Mr. Lynn's behalf pursuant to his employment agreement ($35,000).
 (9) Mr. Langford commenced employment with the Company in October 1995.
(10) Mr. Barber resigned as Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer effective November 10, 1997. See "-- Severance Agreement."
(11) Represents amounts paid pursuant to the Company's restaurant group ownership plans established in prior years, in which partnerships composed of employees have acquired up to a 30% interest in groups of restaurants.
(12) Represents $4,648 paid pursuant to the Company's restaurant group ownership plans (see Note (11)) and $6,884 accrued, but not paid, to provide for possible future payments under a salary continuation plan that covers certain present and former employees of the Company.
(13) Represents matching contributions by the Company under the Company's Supplemental Executive Retirement Plan.
(14) Represents closing costs in connection with the purchase of Mr. Long's residence ($19,149) and certain moving and storage expenses in connection with his relocation ($34,110).
(15) Mr. Long commenced employment with the Company in September 1996.
(16) Represents real estate commissions in connection with the sale of Mr. Long's former residence.
(17) Mr. Arnett served as President and Chief Operating Officer of the Company until January 1995. Amounts shown as salary for Mr. Arnett in 1995 represent salary and severance payments and amounts shown in 1996 represent severance payments. Mr. Arnett recommenced employment with the Company in November 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information concerning stock options granted to the Named Executive Officers during the 1997 Fiscal Year:

                                                                                      POTENTIAL REALIZABLE
                                        % OF TOTAL                                      VALUE AT ASSUMED
                     NUMBER OF           OPTIONS                                   ANNUAL RATES OF STOCK PRICE
                     SECURITIES         GRANTED TO       EXERCISE                    APPRECIATION FOR OPTION
                     UNDERLYING         EMPLOYEES        OR BASE                              TERM
                      OPTIONS           IN FISCAL         PRICE       EXPIRATION   ---------------------------
       NAME           GRANTED              YEAR        ($/SHARE)(1)      DATE         5% ($)        10% ($)
       ----          ----------         ----------     ------------   ----------      ------        -------
Mr. Lynn...........    125,000(2)         11.60             7.38       11/01/06        579,762      1,469,231
Mr. Lynn...........     75,000(2)          6.96            16.75       11/01/06             --        178,414
Mr. Lynn...........     50,000(2)          4.64            18.50       11/01/06             --         31,443
Mr. Barber.........    100,000(3)          9.28             9.63       10/28/03        110,414        523,397
Mr. Langford.......    150,000(4)         13.92             9.63       10/28/03        165,621        785,095
Mr. Arnett.........    200,000(4)(5)      18.56             9.63       03/17/04             --        121,153
Mr. Long...........     25,000(4)(5)       2.32             9.63       10/28/03         27,604        130,849

---------------

(1) The exercise price of the options granted is at least 100% of the fair market value of the Shares on the date of grant.

(2) The options vest in five equal annual installments beginning November 1, 1997; provided, however, that such options may become fully vested under certain circumstances following the termination of Mr. Lynn's employment with the Company pursuant to the terms of his amended and restated employment agreement. See " -- Employment Contracts."

(3) These options were terminated upon Mr. Barber's resignation as Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer in November 1997. See " -- Severance Agreement."

(4) The options vest based upon a target rate of increase in the market value of the Shares. The options fully vest on the sixth anniversary of the date of grant. See "Human Resources and Compensation Committee Report -- Long-Term Incentives."

(5) Subsequent to the end of the 1997 Fiscal Year, Messrs. Arnett and Long exchanged these options on a ten-for-one basis for options to purchase Shares at an exercise price of $3.125 per share with a five-year term, vesting ratably over five years.

    AGGREGATED FISCAL YEAR-END OPTION VALUES

     Shown below is information with respect to unexercised options to purchase Shares held by the Named Executive Officers as of the end of the 1997 Fiscal Year. None of the unexercised options held by the Named Executive Officers at the end of the 1997 Fiscal Year were in-the-money.

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED
                                                                      OPTIONS HELD AT
                                                                      OCTOBER 26, 1997
                                                                ----------------------------
NAME                                                            EXERCISABLE    UNEXERCISABLE
----                                                            -----------    -------------
Mr. Lynn....................................................      150,000        1,600,000
Mr. Barber..................................................       81,000          491,500
Mr. Langford................................................       30,000          445,000
Mr. Arnett..................................................           --          200,000
Mr. Long....................................................       36,897           48,283

     The Company has never awarded stock appreciation rights to any employee, has no long-term incentive plans, as that term is defined in SEC regulations, and has no defined benefit or actuarial plans covering any employees of the Company.

COMPENSATION OF DIRECTORS

     Directors who are also officers of the Company do not receive additional compensation for service on the Board. Directors who are not also officers of the Company receive a quarterly retainer of $4,000 in addition to $1,000 plus expenses for each Board or committee meeting they attend. In addition, each non-employee director participates in the Shoney's, Inc. Directors' Stock Option Plan (the "Directors' Plan"). Each non-employee director serving in such capacity on June 7, 1990, the date the Board adopted the Directors' Plan, received an option for 5,000 Shares. Non-employee directors initially elected to the Board subsequent to the adoption of the Directors' Plan receive an option for 5,000 Shares upon their election to the Board. Non-employee directors, upon the fifth anniversary of the grant of their most recent option under the Directors' Plan, are awarded an additional option for 5,000 Shares. As of the end of the 1997 Fiscal Year, there were nine participants under the Directors' Plan who held options covering an aggregate of 45,000 Shares at exercise prices ranging from $5.06 to $23.38 per Share. During the 1997 Fiscal Year, there were no exercises of options granted under the Directors' Plan.

     During November 1997, the Company paid a fee of $10,000 to each of Dennis
C. Bottorff and B. Franklin Skinner (former directors of the Company who resigned from the Board in September 1997 and December 1997, respectively) and to Ms. Hoover. The fees paid to Messrs. Bottorff and Skinner and Ms. Hoover were paid as compensation for services rendered to the Company in their capacities as chairpersons of the Audit Committee, the Special Committee, and the HRC Committee, respectively, in connection with the proxy contest during the 1997 Fiscal Year and the transition of the Company's new management team. See "Certain Transactions." The Company paid Raymond Schoenbaum a fee of $10,000 in November 1997 in connection with his assistance in conducting a strategic review of the Company's operations.

EMPLOYMENT CONTRACTS

     The Company has employment agreements with each of Messrs. Lynn, Bodnar, and Langford. In connection with the commencement of his employment with the Company, Mr. Lynn and the Company entered into an employment agreement in April 1995. At the time of Mr. Lynn's resignation as President and Chief Executive Officer of the Company in November 1997, Mr. Lynn and the Company amended and restated the employment agreement to provide for Mr. Lynn's continuing employment as Chairman of the Board. The amended and restated agreement provides that Mr. Lynn will serve as Chairman of the Board of the Company until December 31, 1998 (the "Initial Term"). The agreement provides that Mr. Lynn will receive an annual salary of $550,000 during the Initial Term and will receive severance payments aggregating $183,333 during the period from January 1, 1999 through April 30, 1999. The agreement also provides for Mr. Lynn to receive 50,000 restricted Shares as follows: 16,500 Shares on each of April 11, 1996 and April 11, 1997, and 17,000 Shares on April 11, 1998. On these dates, Mr. Lynn is paid a tax equalization bonus based on the value of the Shares received.

     In the event Mr. Lynn is terminated during the Initial Term without Cause, he will be entitled to continue to receive amounts payable for salary during the balance of the Initial Term and for severance following the conclusion of the Initial Term. If Mr. Lynn terminates his employment with the Company or is terminated by the Company for Cause during the Initial Term, Mr. Lynn will not be entitled to any additional payments under the Agreement, but will be entitled to exercise his then currently exercisable stock options in accordance with their respective terms. For purposes of the agreement, Cause is defined as (i) personal dishonesty; (ii) willful misconduct; (iii) breach of fiduciary duty to the Company involving personal profit; (iv) conviction of any felony or crime involving moral turpitude; (v) material intentional breach of any provision of the agreement; or (vi) unsatisfactory performance of Mr. Lynn's duties as a result of alcohol or drug abuse. In the event Mr. Lynn's employment is terminated during the Initial Term without Cause or is not terminated during the Initial Term, all stock options then held by Mr. Lynn will vest on April 30, 1999 and Mr. Lynn shall be entitled to exercise such options in accordance with their respective terms for a period of 90 days thereafter.

     Mr. Bodnar's employment agreement provides for a term expiring on December 31, 2000. In the event a Change in Control occurs during the term of Mr. Bodnar's agreement, the employment term will be automatically extended for two additional years. For purposes of the agreement, a Change in Control is deemed to occur if (i) any person acquires more than 50% of the Company's outstanding voting securities; (ii) all or substantially all of the assets of the Company are sold; (iii) the Company's shareholders approve a plan of liquidation or dissolution; or (iv) individuals who at the beginning of the term constitute the members of the Board of Directors cease for any reason other than at the request or with the concurrence of Mr. Bodnar to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the term of the agreement.

     Mr. Bodnar's agreement provides for a base salary of $500,000 per year through December 31, 1998. During the remainder of the term of the agreement, Mr. Bodnar's base salary will be determined by the HRC Committee; provided that the HRC Committee may not decrease Mr. Bodnar's base salary below $500,000 per year. Bonuses for Mr. Bodnar are based upon a plan to be agreed upon by Mr. Bodnar and the Company; provided, however, that Mr. Bodnar will receive a minimum bonus of $300,000 during the 1998 fiscal year.

     The agreement also provides that Mr. Bodnar will receive 40,000 restricted Shares on each of December 31, 1998, 1999, and 2000. On each such date, Mr. Bodnar is paid a tax equalization bonus based on the value of the Shares received. Mr. Bodnar's employment agreement also grants him options to purchase an aggregate of 1,000,000 Shares as follows: 500,000 Shares at an exercise price of $4.69 per Share; 166,667 Shares at an exercise price of $5.40 per Share; 166,667 Shares at an exercise price of $6.50 per Share; and 166,666 Shares at an exercise price of $7.75 per Share. The agreement also provides that the Company will pay certain expenses incurred in connection with his relocation to Nashville.

     In the event the Company terminates Mr. Bodnar's employment without Cause, Mr. Bodnar will be entitled to receive severance pay equal to the greater of (i) an amount equal to the base salary and bonus paid or accrued on Mr. Bodnar's behalf for the 12 months immediately prior to the month in which the termination took place or (ii) the amount due Mr. Bodnar for base salary during the balance of the current employment term, including any extension thereof resulting from the occurrence of a Change in Control. In addition, Mr. Bodnar will be entitled to a formula bonus as set forth in the agreement based upon the Company's most recently completed 12 month period. If the Company terminates Mr. Bodnar's employment without Cause, all stock options then held by Mr. Bodnar will become fully vested and exercisable in accordance with their respective terms for a minimum of 90 days thereafter, and his benefits under the Company's benefit plans will continue until the earlier of the expiration of the term of the agreement or such time as Mr. Bodnar is covered or permitted to be covered by benefit plans of another company.

     In the event Mr. Bodnar resigns other than within 90 days of a Change in Control or is terminated for Cause, Mr. Bodnar is entitled to no severance payments under his employment agreement and all stock options that are not vested prior to the effective date of the termination shall lapse and be void. Cause for termination includes (i) willful failure to carry out any material lawful duties assigned to Mr. Bodnar by the Board which duties are commensurate with those of similarly situated employees; (ii) breach of fiduciary duty involving personal profit; (iii) conviction of any felony, any crime involving the Company's business, or any crime resulting in imprisonment; (iv) intentional breach of any material provision of the employment agreement; or (v) unsatisfactory performance by Mr. Bodnar of his duties as a result of alcohol or drug abuse. In addition to the two-year extension of his employment term in the event of a Change in Control, Mr. Bodnar, at his option, may terminate his employment within 90 days after such Change in Control, in which case he will receive the greater of (i) an amount equal to two times the base salary and bonus paid or accrued on Mr. Bodnar's behalf during the 12 months immediately prior to the month in which the termination took place or (ii) the amount due as base salary during the balance of his employment term. In the event of such a termination, all stock options then held by Mr. Bodnar will become fully vested and exercisable in accordance with their terms, and his benefits under the Company's benefit plans will continue until the earlier of the expiration of the term of the agreement or such time as Mr. Bodnar is covered or permitted to be covered by benefit plans of another company.

     Mr. Langford's employment agreement provides for a term expiring on October 27, 1999. In the event a Change in Control occurs during the term of Mr. Langford's agreement, the employment term will be automatically extended for two additional years. For purposes of Mr. Langford's agreement, a Change in Control is deemed to occur if (i) any person acquires 50% or more of the Company's outstanding voting securities; (ii) all or substantially all of the assets of the Company are sold; (iii) the Company's shareholders approve a plan of liquidation or dissolution; or (iv) individuals who at the beginning of the term constitute the members of the Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the term of the employment agreement.

     Mr. Langford's agreement provides for a base salary of $288,900, with increases to be in the sole discretion of the Board. Mr. Langford is eligible for an annual bonus as established by the Board of Directors through the annual bonus plan.

     In the event the Company terminates Mr. Langford's employment without Cause, Mr. Langford will be entitled to receive severance pay equal to the greater of (i) an amount equal to the base salary and bonus paid or accrued on Mr. Langford's behalf for the fiscal year of the Company immediately prior to the fiscal year in which the termination took place or (ii) the amount due to Mr. Langford for base salary and target bonus during the balance of the employment term, including any extension thereof resulting from the occurrence of a Change in Control. In addition, termination without Cause entitles Mr. Langford to be paid a cash amount equal to the unrealized gain that he has in any unvested stock options, other than performance-based options, and provides that all benefits under the Company's benefit plans will continue until the earlier of the expiration of the term of the agreement, such time as Mr. Langford is covered or permitted to be covered by benefit plans of another company, or such time as the Company no longer provides such benefits to individuals holding the position of Executive Vice President, Division President, or above.

     In the event Mr. Langford resigns, other than within 90 days of a Change in Control, or is terminated for Cause, Mr. Langford is entitled to no severance payments under his employment agreement and all stock options that are not vested prior to the effective date of the termination shall lapse and be void. Cause for termination includes (i) personal dishonesty; (ii) willful misconduct;
(iii) breach of fiduciary duty involving personal profit; (iv) conviction of any felony or any crime involving moral turpitude; (v) material intentional breach of any provision of his employment agreement; or (vi) unsatisfactory performance by Mr. Langford of his duties as a result of alcohol or drug abuse. In addition to the two-year extension of his employment term in the event of a Change in Control, Mr. Langford, at his option, may terminate his employment within 90 days after such Change in Control, in which case he will receive the greater of
(i) an amount equal to two times the base salary and bonus paid or accrued on Mr. Langford's behalf during the fiscal year immediately prior to the fiscal year in which the termination took place or (ii) the amount due as base salary during the balance of his employment term. In the event of such a termination, Mr. Langford shall be entitled to be paid a cash amount equal to the unrealized gain that he has in any unvested stock options, other than performance-based options, and his benefits under the Company's benefit plans will continue until the earlier of the expiration of the term of the agreement, such time as Mr. Langford is covered or permitted to be covered by benefit plans of another company, or such time as the Company no longer provides such benefits to individuals holding the position of Executive Vice President, Division President, or above. In the event of any termination of his employment within 12 months following a Change in Control, Mr. Langford's performance-based options would vest in accordance with a formula based on the extent to which the fair market value of the Shares at the time of such termination exceeds $9.625.

     Each employment agreement terminates upon the death or disability of the employee and the employee is entitled to certain benefits in the event of a termination resulting from disability. Each employment agreement also contains a covenant by the employee not to disclose any confidential information or trade secrets of the Company and provides that, in the event of the termination of the employee for cause or the resignation of the employee, the employee may not compete with the Company within the United States for one year.

MANAGEMENT RETENTION AGREEMENTS

     The Company has management retention agreements with each of Messrs. Arnett and Long that provide for the payment of two times their base salary in the event of termination without good cause or resignation for a "good reason" (as defined in the agreement) within a one-year period following a Change in Control of the Company. In addition, each of Messrs. Arnett and Long will continue to be covered by the Company's welfare plans for a period of one year (the "Coverage Period") following termination of employment as specified above and, for purposes of the Company's incentive plans, shall be deemed to be an employee of the Company during the Coverage Period and shall be given service credit for the Coverage Period. The Company has entered into similar management retention agreements providing for the payment of either one or two times such officer's base salary (based upon such officer's duties) with 20 other officers of the Company.

SEVERANCE AGREEMENT

     Effective as of November 10, 1997, Mr. Barber resigned as Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer of the Company. Pursuant to the terms of the Severance Agreement between Mr. Barber and the Company, the Company will pay Mr. Barber $566,688 in equal weekly payments of $5,555.77 using the Company's regular payroll periods and will pay Mr. Barber $288,900 on each of January 5, 1999 and January 5, 2000. The severance agreement also provides for the continuation, at the Company's expense, of Mr. Barber's life, medical, and disability insurance benefits until the earlier of (i) such time as Mr. Barber is covered or permitted to be covered by benefit plans of another company, (ii) such time as the Company no longer provides such benefits to individuals holding the position of Executive Vice President, Division President, or above, or (iii) October 27, 1999.

               HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

INTRODUCTION

     The Company's approach to compensation seeks to link individual job performance and support of improved restaurant operations with achievement of strategic business objectives and creation of shareholder value. A critical component of this philosophy is the creation of an aggressive pay-for-performance environment that provides exceptional pay for exceptional performance. This report serves to provide relevant compensation information for the 1997 Fiscal Year and to communicate the compensation programs and designs that have been implemented by the Company for 1998.

COMPENSATION METHODOLOGY

     The compensation program for Company officers is designed and administered by the HRC Committee. In establishing the Company's executive compensation program, the HRC Committee takes into account current market data and compensation trends for comparable companies and gauges achievement of corporate, business unit, and individual performance objectives. Periodically, the HRC Committee reviews the overall effectiveness of the program in measuring and rewarding desired performance results in accordance with the Company's short-term and long-term strategic goals and initiatives. Among the companies for which compensation information was considered were the companies included in the S&P Restaurants-500 Stock Index. See "Shareholder Return Performance Graph." The selected peer group used for compensation analyses differs from the S&P Restaurants-500 Stock Index used for the Shareholder Return Performance Graph, however, because the HRC Committee's intent is to identify companies that have innovative, leading-edge practices in delivering superior compensation for superior performance. Thus, whereas there is some overlap between the two peer groups, the compensation peer group is broader, representing firms both within and beyond the restaurant industry.

     During the 1997 Fiscal Year, as part of its ongoing evaluation of compensation levels and structure, the Company engaged an independent compensation consultant to assist management and the HRC Committee in assessing and evaluating the compensation of the Company's officers and the overall structure of its compensation plans. In general, the Company's pay levels are consistent with survey-derived medians, and the Company's executive compensation programs, plans, and awards are within conventional industry standards of reasonableness and competitive necessity.

COMPENSATION PHILOSOPHY

     In addition to attracting and retaining highly skilled management employees, the HRC Committee believes that effective compensation programs support the Company's strategic goals, promote the Company's operating culture, strongly relate to value creation for Company shareholders, and provide competitive rewards to employees for outstanding contributions to overall Company performance and success.

     In association with the Company's strategic focus, the HRC Committee has adopted the following key principles in guiding its selection and design of executive compensation programs:

        - Target base pay at the 50th percentile of the industry marketplace

        - Link incentive compensation to achievement of specific short-term and long-term business objectives

        - Leverage the compensation mix by emphasizing performance-based variable pay

        - Align management and shareholder interests through the use of equity-based pay

        - Reward long-term, sustainable performance improvements

        - Align rewards with the Company's key values of food quality, excellent restaurant operations and revenue growth

COMPENSATION DELIVERY

     The Company's executive compensation program includes three components: base salary, annual incentives, and long-term incentives. Each component is designed to fulfill a specific purpose within the total compensation mix while supporting the overall compensation philosophy of the HRC Committee and the Company.

  Base Salary

     Executive officers receive base salaries that are typically within a range of fifteen percent above or below the position's median base pay compared to the peer group used for compensation analysis. Many factors are included in determining base pay, such as the responsibilities of the officer, the scope of the position, length of service with the Company, and the Company's ability to pay an appropriate and competitive salary. Executives are eligible for periodic increases in their base pay as a result of individual performance or changes in their duties and responsibilities.

     The Company's near-term objective is to have base salary account for one-quarter to one-third of an executive's total direct compensation potential (base salary plus annual incentives plus long-term incentives). During the 1997 Fiscal Year, base salary increases for the Named Executive Officers were as follows: Mr. Lynn received no base salary increase during 1997, however, pursuant to his April 1995 employment agreement, Mr. Lynn was entitled to a $50,000 (10%) salary increase on May 1, 1997, which he elected to defer until October 27, 1997 with the approval of the HRC Committee; Mr. Barber received an increase of $33,900 (13%); Mr. Langford received an increase of $41,800 (17%); Mr. Long received on increase of $5,000 (3%); and Mr. Arnett, who recommenced employment with the Company on November 25, 1996, received an increase of $15,000 (9%) on January 20, 1997 at the time he was elected Senior Vice President -- Shoney's Restaurants.

  Annual Incentives

     The Company's annual incentive plan for executive officers is designed to further motivate and reward behaviors that contribute to the achievement of business objectives while emphasizing growth in revenues. At the beginning of each year, specific performance goals are established for the Company, business units, and individual employees. These goals are weighted based upon the executive's responsibilities and ability to impact performance. Generally, some minimum level of financial performance must be achieved for an executive to qualify for any incentive bonus payment under the annual incentive plan.

     Target award opportunities under the 1997 plan ranged from fifteen percent of base salary to one-hundred percent of base salary based on job level, responsibility, and accountability. The senior executive group and business unit leaders had target incentive opportunities equal to one-hundred percent of their base salary for 1997.

     The 1997 plan aligned incentive bonuses with performance improvements through the establishment of target award opportunities that represent "stretch" goals for Company and business unit performance. The HRC Committee and the Company have determined that appropriate value drivers for performance measurement will include one or more of the following objective measures: earnings per share growth, same store sales growth, total shareholder return, and/or improvement in EBITDA (earnings before interest, taxes, depreciation, and amortization).

     Additionally, individual performance criteria based upon a judgmental assessment of the achievement of individual performance objectives was considered by the HRC Committee in determining the 1997 Fiscal Year bonus payment amounts. These individual performance objectives generally constitute thirty-five to fifty percent of the total award opportunity available to the senior executive group, and are specifically linked to excellence in operations, profit, integrity, and respect for others.

     The Company's earnings per share objective was not achieved for the 1997 Fiscal Year. In consideration of the Company's overall financial performance, Mr. Lynn and Mr. Barber received no annual incentive payments. Mr. Langford, Mr. Long and Mr. Arnett each achieved all or a portion of the individual performance objectives outlined for them. Mr. Bodnar recommended that Mr. Langford be paid a discretionary annual incentive of $25,279 and that Mr. Long be paid a discretionary annual incentive of $47,500. This recommendation was approved by the HRC Committee. Mr. Arnett was paid an annual incentive of $50,000 pursuant to an agreement between Mr. Arnett and the Company entered into at the time of his employment.

     The target incentive payments to the Named Executive Officers for the 1997 Fiscal Year were $1,362,800, while the actual incentive payments were $122,779. Messrs. Langford and Long received aggregate annual incentive payments for the 1996 fiscal year of $75,000, compared to aggregate annual incentive payments in the 1997 Fiscal Year for these same two individuals of $72,779.

  Long-Term Incentives

     The Company has utilized stock options and stock awards to motivate and reward performance that achieves the Company's long-term business objectives. The HRC Committee believes that stock options have been and remain an excellent vehicle for providing long-term financial incentives for management. Because the option exercise price for employees is equal to or greater than the fair market value of the Shares on the date of grant, employees recognize a gain only if the value of the Shares increases. Thus, employees with stock options are rewarded for their efforts that improve shareholder value. In this way, the financial interests of management are aligned with those of the Company's shareholders.

     During the 1997 Fiscal Year, options for 915,000 Shares were granted to 11 officers (including options for 725,000 Shares granted to the Named Executive Officers). The options granted to the Named Executive Officers included performance-based options for 250,000 Shares. The performance-based options have a term of seven years and will vest within four years from the date of grant if the fair market value of the Shares increases by a targeted compound annual growth rate of 20% over the four-year period. In addition, 25% of the options will vest within four years from the date of grant if the fair market value of the Shares increases by a four-year compounded growth rate of 15% per year.

CHIEF EXECUTIVE OFFICER COMPENSATION

     C. Stephen Lynn was elected Chairman and Chief Executive Officer effective May 1, 1995. Pursuant to his employment contract, Mr. Lynn received a base salary of $450,000 and a guaranteed bonus of $300,000 for the 1995 fiscal year. Under the terms of his employment contract, Mr. Lynn received an increase in base salary of $50,000 (11%) effective May 1, 1996. Mr. Lynn's employment contract also provided for an increase in base salary of $50,000 effective May 1, 1997, however, Mr. Lynn requested that such increase be deferred until the beginning of the 1998 fiscal year. The HRC Committee approved Mr. Lynn's request.

     Mr. Lynn's participation in the annual and long-term incentive plans offered by the Company are governed by the same considerations addressed above for other officers. Mr. Lynn's target annual incentive opportunity for 1997 was 100% of his base salary. During the 1997 Fiscal Year, no incentive bonus was awarded to Mr. Lynn. Pursuant to the terms of Mr. Lynn's employment contract, on November 1, 1996, Mr. Lynn received a non-qualified stock option to purchase 250,000 Shares and on April 11, 1997, he received 16,500 restricted Shares and a cash bonus of $45,246 representing the taxes due on the income related to the award of such restricted Shares. Mr. Lynn resigned as President and Chief Executive Officer of the Company effective November 12, 1997. See "Executive Compensation -- Employment Contracts."

     On November 12, 1997, J. Michael Bodnar was named President and Chief Executive Officer of the Company. In connection with the engagement of Mr. Bodnar as the Company's President and Chief Executive Officer, the HRC Committee entered into negotiations with Mr. Bodnar regarding the terms of his employment. As a result of these negotiations, Mr. Bodnar's annual base salary was set at $500,000 and he was guaranteed a minimum bonus of $300,000 for the 1998 fiscal year. The HRC Committee considered the minimum bonus award in 1998 necessary to attract a highly qualified chief executive officer. Mr. Bodnar is also eligible for an incentive award based on the achievement of financial performance targets in the Company's current business plan.

     Mr. Bodnar will receive a total of 120,000 restricted Shares which will be distributed in increments of 40,000 Shares on December 31, 1998, 1999, and 2000. Mr. Bodnar will also receive a cash bonus for the amount of taxes arising from the restricted Share award with each such distribution of restricted Shares. The HRC Committee also granted Mr. Bodnar an option to purchase 1,000,000 Shares as follows: 500,000 Shares at an exercise price of $4.69 per share (the fair market value of the Shares on the date of grant); 166,667 Shares at an exercise price of $5.40 per share; 166,667 Shares at an exercise price of $6.50 per share; and 166,666 Shares at an exercise price of $7.75 per share. This stock option design places a significant portion of Mr. Bodnar's total compensation at risk and links his compensation to the achievement of strategic business objectives and the creation of shareholder value. See "Executive Compensation -- Employment Contracts."

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deduction for compensation paid to the Company's Chief Executive Officer and four other most highly paid executive officers to $1.0 million, unless certain requirements are met. One of the requirements is that compensation over the $1.0 million limit must be "performance-based." Grants of stock options under the Company's stock incentive plans and payments of target incentive payments should be considered "performance-based."

     The HRC Committee intends for all compensation paid to the Company's executives to be fully deductible under federal tax laws, and intends to take such steps as are necessary to ensure continuing deductibility.

     The foregoing report has been furnished by the members of the HRC
Committee:

                                          Carole F. Hoover (Chairperson)
                                          Carroll D. Shanks
                                          Felker W. Ward, Jr.
                                          James D. Yancey

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the return(1) on the Shares with the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurants-500 Stock Index for the last five years.(2)

                                                              S&P
        Measurement Period                               RESTAURANTS-
      (Fiscal Year Covered)          SHONEY'S, INC.           500              S&P 500
1992                                              100                100                100
1993                                           120.26             125.44             116.16
1994                                            78.43             122.22             121.02
1995                                            52.29             173.44             151.86
1996                                            39.87             184.12             187.61
1997                                            25.82             196.61             256.48

---------------

(1) Return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and
    (B) the difference between the Share price at the end and beginning of the measurement period; by (ii) the Share price at the beginning of the measurement period. The measurement period in the graph set forth above begins on the last trading day of October 1992. The closing price on that date is the base amount, with cumulative returns for each subsequent twelve-month period measured as a change from that base. The cumulative return for each twelve-month period is calculated in relation to the base amount as of the last trading day of the Company's fiscal year.
(2) The Company's fiscal year ends on the last Sunday in October. The Standard & Poor's Restaurants-500 Stock Index for 1992 and 1993, however, was only available as of the last trading day of each calendar month. Therefore, the performance data used by the Company in the graph for the Standard & Poor's Restaurants-500 Stock Index for 1992 and 1993 is as of the last trading day of October.

                  PROPOSAL 2. APPROVAL OF THE 1998 STOCK PLAN

     The following is a summary of the 1998 Stock Plan. This summary is qualified in its entirety by the actual terms of the 1998 Stock Plan, which is attached hereto as Appendix A and incorporated herein by reference.

DESCRIPTION OF THE PLAN

     The Company believes that an important element of employee compensation is stock-based compensation. Such compensation advances the interests of the Company by encouraging and providing for the acquisition of equity interests in the Company by employees thereby providing substantial motivation for superior performance. In fiscal 1998, the HRC Committee intends that any bonuses payable to certain of the Company's employees (as determined by the HRC Committee) will be paid in a mixture of cash and Shares. If the Stock Plan is approved by shareholders, the HRC Committee intends to pay the equity portion of any such bonuses with Shares authorized under the Stock Plan. The Board adopted the Stock Plan on February 9, 1998, subject to shareholder approval, and has recommended its submission to the Company's shareholders.

     At the Company's 1997 annual meeting of shareholders, the shareholders approved a Stock Bonus Policy for Senior Executives (the "Bonus Policy") pursuant to which any bonus payable to certain of the Company's senior executive group (defined as Senior Vice President level and above) would be paid half in cash and half in Shares for a three-year period. The Company reserved an aggregate of 1,000,000 Shares for issuance pursuant to the Bonus Policy. Following a change in the Company's senior management during the 1997 Fiscal Year, the Company's management team and the Board have determined that it is in the best interest of the Company and its shareholders to increase the number of employees eligible to receive bonuses paid in Shares and to give the HRC Committee and the Board authority to grant employees and non-employee directors of the Company other equity-based awards in lieu of cash compensation. The Company believes that the payment of equity-based compensation in lieu of cash compensation links employees' and directors' compensation to the overall performance of the Company and provides greater incentive for such persons to create value for shareholders. If the Stock Plan is approved by shareholders, the Bonus Policy will be terminated and no awards will be made pursuant to the Bonus Policy.

     Under the Stock Plan, the HRC Committee has the authority to grant to employees and the Board has the authority to grant to non-employee directors of the Company restricted Shares and/or other stock-based awards. Pursuant to the Stock Plan, 2,000,000 Shares have been reserved and, upon shareholder approval, will be available for issuance, which may include authorized and unissued Shares or treasury Shares.

     The maximum number of Shares for which awards may be made under the Stock Plan to any officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code is 200,000 during any single year. As of the date hereof, no awards have been made under the Stock Plan. The Stock Plan will terminate on, and no award may be granted later than, the tenth anniversary of the date of adoption of the Stock Plan.

     Restricted Share awards may be granted alone, in addition to, or in tandem with, other awards under the Stock Plan or cash awards made outside the Stock Plan. The provisions attendant to a grant of restricted Shares may vary from participant to participant. In making an award of restricted Shares, the HRC Committee or the Board, as the case may be, will determine the periods during which the restricted Shares are subject to forfeiture and may provide such other awards designed to guarantee a minimum value for such Shares. The HRC Committee or the Board may also impose such other conditions and restrictions on the restricted Shares as it deems appropriate, including the satisfaction of one or more of the following performance criteria: (i) pretax income or after-tax income; (ii) operating cash flow; (iii) operating profit; (iv) return on equity, assets, capital, or investment; (v) earnings or book value per Share; (vi) sales or revenues; (vii) operating expenses; (viii) Share price appreciation; and (ix) implementation, management, or completion of critical projects or processes (the "Performance Goals"). The Performance Goals may include a threshold level of performance below which no payment will be made (or will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the Performance Goals will be determined, to the extent applicable, in accordance with generally accepted accounting principles and will be subject to certification by the HRC Committee; provided, that the HRC Committee or the Board, as applicable, will have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company. The HRC Committee or the Board may provide that such restrictions will lapse with respect to specified percentages of the awarded restricted Shares on successive future dates. During the restriction period, the participant may not sell, transfer, pledge, or assign the restricted Shares but will be entitled to vote the restricted Shares and to receive, at the election of the HRC Committee or the Board, cash or deferred dividends.

     Participants may also receive other types of awards that are valued, as a whole or in part, by reference to or otherwise based on the Shares. These awards may be granted alone, in addition to, or in tandem with, restricted Shares, or cash awards outside of the Stock Plan. Awards will be made upon such terms and conditions as the HRC Committee or the Board may determine.

     If there is a Change in Control or a potential Change in Control of the Company, the restrictions and deferral limitations applicable to restricted Shares and other stock-based awards may lapse and such Shares and awards will be deemed fully vested. For purposes of the Stock Plan, a Change of Control is defined generally to include (i) any person or entity, other than the Company or a wholly-owned subsidiary of the Company, becoming the beneficial owner of the Company's securities having 50% or more of the combined voting power of the then outstanding securities that may be cast for the election of directors; (ii) in connection with a cash tender, exchange offer, merger or other business combination, sale of assets or contested election, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor entity entitled to vote generally in the election of directors of the Company or such other entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; and
(iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board ceasing to constitute at least a majority thereof, unless the election of each director first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period. Restricted Shares and other stock-based awards, will, unless otherwise determined by the HRC Committee or the Board in its sole discretion, be cashed out on the basis of the Change in Control Price (as defined in the Stock Plan and as described below). The Change in Control Price will be the highest price paid for a Share in any transaction reported on the NYSE or paid or offered to be paid in any bona fide transaction relating to a Change in Control or Potential Change in Control at any time during the immediately preceding 60-day period, as determined by the HRC Committee or the Board.

     The Board may amend, alter, or discontinue the Stock Plan, provided that no amendment may be made which would impair the rights of a participant under an award made under the Stock Plan without the participant's consent. No award may be granted pursuant to the Stock Plan on or after the tenth anniversary of the effective date of the plan.

     Because awards under the Stock Plan are at the discretion of the HRC Committee and the Board, the benefits that will be awarded under the Stock Plan are not currently determinable. As of February 12, 1998, the market value of a Share based on the closing price for the Shares on the NYSE was $3.50.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the Federal income tax aspects of awards made under the Stock Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     Restricted Stock. A participant receiving restricted Shares generally will recognize ordinary income in the amount of the fair market value of the restricted Shares at the time the Shares are no longer subject to forfeiture, less the consideration paid for the Shares. However, a participant may elect, under Section 83(b) of the Code within 30 days of the grant of the Shares, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the restricted Shares (determined without regard to the restrictions) over the purchase price of the restricted Shares. Thereafter, if the Shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to the purchase price of the forfeited Shares regardless of whether he or she made a Section 83(b) election. With respect to the sale of Shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term, mid-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for such Shares will generally be based on the fair market value of such Shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of the Shares on such date (determined without regard to restrictions), and the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

     Dividends and Dividend Equivalents. Dividends paid on restricted Shares generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by the Company. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by the Company.

     Other Stock-Based Awards. The Federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the conditions applicable to the award, be taxable as an award of restricted Shares or in a manner not described herein.

     The Stock Plan is not intended to be a "qualified plan" under Section 401(a) of the Code.

     The Stock Plan will be approved and adopted if the votes cast in favor of the Stock Plan exceed the votes cast against it. Abstentions and broker non-votes will not be considered in the vote.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE 1998 STOCK PLAN.

                              CERTAIN TRANSACTIONS

     In June 1997, the Schoenbaums initiated a proxy contest to replace the Board. In August 1997, the Company and the Schoenbaums entered into a settlement agreement (the "Settlement Agreement") ending the proxy contest. Under the terms of the Settlement Agreement, Raymond Schoenbaum and Messrs. Bodnar and Schwartz were added to the Board. The Company and the Schoenbaums also agreed that the new directors would be nominated for election to the Board by the Company at the Annual Meeting. The Settlement Agreement also provided that Raymond Schoenbaum be added to three committees of the Board: the Executive Committee, the Nominating Committee, and a newly formed Operations Committee (which was dissolved in connection with the termination of the Settlement Agreement). In addition, the Settlement Agreement required that at least one of Raymond Schoenbaum or a nominee from the Schoenbaums' slate of nominees would be appointed to serve on each other committee of the Board. The Settlement Agreement also provided that the Company would reimburse the Schoenbaums $2.5 million for professional fees and other expenses associated with the proxy contest. The Company and the Schoenbaums terminated the Settlement Agreement effective as of January 8, 1998.

     The Company leases real estate for the operation of one of its Shoney's restaurants in Charlotte, North Carolina from SSI, a joint venture, of which Mr. Bodnar is a 12.5% owner. The lease provides for annual rental of $60,000, plus additional rent equal to 6.0% of the restaurant's gross sales over $1.0 million. The lease expires on October 31, 2002, with the option by the Company to extend the term of the lease for an additional five-year period. During the 1997 Fiscal Year, the Company paid SSI aggregate rent of $71,186.

     The Company leases real estate for the operation of its Texarkana, Arkansas Shoney's restaurant from PAB Realty, of which Mr. Bodnar is a 50% owner. The lease provides for annual rental of $70,800, plus additional rent equal to 5.5% of the restaurant's gross sales over a level determined in accordance with the lease. The lease expires on April 30, 2007, with the option by the Company to extend the term of the lease for up to two additional five-year periods. During the 1997 Fiscal Year, the Company paid PAB Realty aggregate rent of $80,635.

     The Company leases real estate for the operation of one of its Captain D's restaurants in Memphis, Tennessee from BICO Associates, Ltd., of which Mr. Bodnar is a 16.7% owner. The lease provides for annual rental of $22,366, plus additional rent equal to 5.5% of the restaurant's gross sales over a level determined in accordance with the lease. The lease expires on May 31, 1998. During the 1997 Fiscal Year, the Company paid BICO Associates, Ltd. aggregate rent of $47,785.

     The Company leases real estate for the operation of one of its Captain D's restaurants in Jacksonville, Florida from Mr. Wilson. The lease provides for annual rental of $25,176, plus additional rent equal to 6.0% of the restaurant's gross sales over $419,608. The lease expires on August 31, 2000, with the option by the Company to extend the term of the lease for up to three additional five-year periods. During the 1997 Fiscal Year, the Company paid Mr. Wilson aggregate rent of $37,423.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1970. The Board normally engages independent auditors for the year at its March meeting. For that reason, at this time, no independent auditors have been engaged for the current fiscal year. It is expected, however, that Ernst & Young LLP will be retained as the Company's independent auditors for the current fiscal year.

     Representatives of Ernst & Young LLP have been requested to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                               PROXY SOLICITATION

     Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers, and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                 SHAREHOLDER PROPOSALS FOR 1999 PROXY MATERIALS

     The Board will make provision for presentation of proposals by shareholders at the 1999 annual meeting of shareholders provided such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC. In order for any such proposals to be included in the proxy materials for consideration at the 1999 annual meeting, the proposals should be mailed to F.E. McDaniel, Jr., Chief Administrative Officer, Secretary and General Counsel, Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210, and must be received no later than October 23, 1998.

                                 OTHER BUSINESS

     The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

     Upon the written request of any record holder or beneficial owner of the Shares entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended October 26, 1997, together with financial statements and schedules, as filed with the SEC. Requests should be mailed to F.E. McDaniel, Jr., Chief Administrative Officer, Secretary and General Counsel, Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210.

                                                                      APPENDIX A

                                 SHONEY'S, INC.

                                1998 STOCK PLAN

SECTION 1.  PURPOSE; DEFINITIONS.

     The purpose of the Shoney's, Inc. 1998 Stock Plan (the "Plan") is to enable Shoney's, Inc. (the "Company") to attract, retain, and reward key employees of the Company and its Subsidiaries and Affiliates, and directors who are not also employees of the Company, and to strengthen the mutuality of interests between such key employees and directors and the shareholders of the Company by awarding such key employees and directors stock incentives and/or other equity interests or equity-based incentives in the Company. The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof, as now or hereafter construed, interpreted, and applied by regulations, rulings, and cases. The Plan is also designed so that awards granted hereunder intended to comply with the requirements for "performance based" compensation under
Section 162(m) of the Code may comply with such requirements. The creation of the Plan shall not diminish or prejudice other compensation programs approved from time to time by the Board.

     For purposes of the Plan, the following terms shall be defined as set forth below:

          A. "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

          B. "Board" means the Board of Directors of the Company.

          C. "Change in Control" has the meaning provided in Section 7(b) of the Plan.

          D. "Change in Control Price" has the meaning provided in Section 7(d) of the Plan.

          E. "Common Stock" means the Company's common stock, par value $1.00 per share.

          F. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          G. "Committee" means the Committee referred to in Section 2 of the Plan.

          H. "Company" means Shoney's, Inc., a corporation organized under the laws of the State of Tennessee, or any successor corporation.

          I. "Disability" means disability as determined under the Company's Group Long-Term Disability Insurance Plan.

          J. "Early Retirement" means retirement, for purposes of this Plan with the express consent of the Company at or before the time of such retirement, from active employment with the Company and any Subsidiary or Affiliate prior to age 65, in accordance with any applicable early retirement policy of the Company then in effect or as may be approved by the Committee.

          K. "Effective Date" has the meaning provided in Section 11 of the Plan.

          L. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

          M. "Fair Market Value" means with respect to the Common Stock, as of any given date or dates, unless otherwise determined by the Committee in good faith, the reported closing price of a share of Common Stock on The New York Stock Exchange (the "NYSE") or such other market or exchange as is the principal trading market for the Common Stock, or, if no such sale of a share of Common Stock is reported on the NYSE or other exchange or principal trading market on such date, the fair market value of a share of Common Stock as determined by the Committee in good faith.

          N. "Non-Employee Director" means a member of the Board who is a Non-Employee Director within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act and an outside director within the meaning of Treasury Regulation Sec. 162-27(e)(3) promulgated under the Code.

          O. "Normal Retirement" means retirement from active employment with the Company and any Subsidiary or Affiliate on or after age 65.

          P. "Other Stock-Based Award" means an award under Section 6 below that is valued in whole or in part by reference to, or is otherwise based on, the Common Stock.

          Q. "Outside Director" means a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate of the Company.

          R. "Plan" means this Shoney's, Inc. 1998 Stock Plan, as amended from time to time.

          S. "Performance Goals" means performance goals based on one or more of the following criteria: (i) pre-tax income or after-tax income; (ii) operating cash flow; (iii) operating profit; (iv) return on equity, assets, capital, or investment; (v) earnings or book value per share; (vi) sales or revenues; (vii) operating expenses; (viii) Common Stock price appreciation; and (ix) implementation, management, or completion of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Subsidiary, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies, or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined, to the extent applicable, in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided, that the Committee or the Board, as applicable, shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principles.

          T. "Restricted Stock" means an award of shares of Common Stock that is subject to restrictions under Section 5 of the Plan.

          U. "Restriction Period" has the meaning provided in Section 5 of the Plan.

          V. "Retirement" means Normal or Early Retirement.

          W. "Section 162(m) Maximum" has the meaning provided in Section 3(a) hereof.

          X. "Subsidiary" means any company (other than the Company) in an unbroken chain of companies beginning with the Company if each of the companies (other than the last company in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in the chain.

SECTION 2.  ADMINISTRATION.

     The Plan shall be administered by a Committee of not less than two Non-Employee Directors, who shall be appointed by the Board and who shall serve at the pleasure of the Board. The functions of the Committee specified in the Plan may be exercised by an existing Committee of the Board composed exclusively of Non-Employee Directors. The initial Committee shall be the Human Resources and Compensation Committee of the Board. In the event there are not at least two Non-Employee Directors on the Board, the Plan shall be administered by the Board and all references herein to the Committee shall refer to the Board.

     The Committee shall have authority to grant, pursuant to the terms of the Plan, to officers, other employees, and Outside Directors eligible under Section 4: (i) Restricted Stock and/or (ii) Other Stock-Based Awards; provided, however, that the power to grant and establish the terms and conditions of awards to Outside Directors under the Plan shall be reserved to the Board.

     In particular, the Committee, or the Board, as the case may be, shall have the authority, consistent with the terms of the Plan:

          (a) to select the officers, key employees, and Outside Directors of the Company and its Subsidiaries and Affiliates to whom Restricted Stock and/or Other Stock-Based Awards may from time to time be granted hereunder;

          (b) to determine whether and to what extent Restricted Stock and/or Other Stock-Based Awards, or any combination thereof, are to be granted hereunder to one or more eligible persons;

          (c) to determine the number of shares to be covered by each such award granted hereunder;

          (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any award and/or the shares of Common Stock relating thereto, based in each case on such factors as the Committee or the Board, as applicable, shall determine, in its sole discretion); and to amend or waive any such terms and conditions to the extent permitted by Section 8 hereof;

          (e) to determine whether, to what extent, and under what circumstances shares of Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period);

          (f) to determine the terms, conditions, and restrictions of any Performance Goals and the number of shares of Restricted Stock or other awards subject thereto;

          (g) to determine whether to require payment of tax withholding requirements in shares of Common Stock subject to the award; and

          (h) to impose any holding period required to satisfy Section 16 under the Exchange Act.

     The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan; and, except as expressly set forth herein or otherwise required by law, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons, including the Company and Plan participants.

SECTION 3.  SHARES OF COMMON STOCK SUBJECT TO PLAN.

     (a) As of the Effective Date, the aggregate number of shares of Common Stock that may be issued under the Plan shall be 2,000,000 shares. The shares of Common Stock issuable under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. No officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the

Code shall be eligible to receive awards pursuant to this Plan relating to in excess of 200,000 shares of Common Stock in any fiscal year (the "Section 162(m) Maximum").

     (b) If any shares of Common Stock that are subject to any Restricted Stock or Other Stock-Based Award granted hereunder are forfeited prior to the payment of any dividends, if applicable, with respect to such shares of Common Stock, or any such award otherwise terminates without a payment being made to the participant in the form of Common Stock, such shares shall again be available for distribution in connection with future awards under the Plan.

     (c) In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split, or other change in corporate structure affecting the Common Stock, an appropriate substitution or adjustment shall be made in the maximum number of shares that may be awarded under the Plan, in the Section 162(m) Maximum, and in the number of shares subject to other outstanding awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

SECTION 4.  ELIGIBILITY.

     Officers and other key employees of the Company and its Subsidiaries and Affiliates who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its Subsidiaries and Affiliates and Outside Directors are eligible to be granted awards under the Plan.

SECTION 5.  RESTRICTED STOCK.

     (a) Administration. Shares of Restricted Stock may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside the Plan. The Committee or the Board, as the case may be, shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares of Restricted Stock to be awarded to any person, the price (if any) to be paid by the recipient of Restricted Stock (subject to Section 5(b)), the time or times within which such awards may be subject to forfeiture, and the other terms, restrictions, and conditions of the awards in addition to those set forth in
Section 5(c). The Committee or the Board may condition the grant of Restricted Stock upon the attainment of specified Performance Goals or such other factors as the Committee or the Board may determine, in its sole discretion. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

     (b) Awards and Certificates. The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award:

          (i) The purchase price for shares of Restricted Stock shall be established by the Committee or the Board, as applicable, and may be zero.

          (ii) Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee or the Board may specify at grant) after the award date, by executing a Restricted Stock Award Agreement and paying whatever price (if any) is required under Section 5(b)(i).

          (iii) Each participant receiving a Restricted Stock award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such participant (or a transferee permitted by Section 10(h) hereof), and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

          (iv) The Committee or the Board, as the case may be, may require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such award.

     (c) Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Section 5 shall be subject to the following restrictions and conditions:

          (i) In accordance with the provisions of this Plan and the award agreement, during a period set by the Committee or the Board, as the case may be, commencing with the date of such award (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge, assign, or otherwise encumber shares of Restricted Stock awarded under the Plan. Within these limits, the Committee or the Board, as applicable, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, the attainment of Performance Goals, or such other factors or criteria as the Committee or the Board may determine in its sole discretion.

          (ii) Except as provided in this paragraph (ii) and Section 5(c)(i), the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. The Committee or the Board, as applicable, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends to be deferred and, if the Committee or the Board so determines, reinvested, subject to Section 10(e), in additional Restricted Stock to the extent shares are available under Section 3, or otherwise reinvested. Pursuant to
     Section 3 above, stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued. If the Committee or the Board, as the case may be, so determines, the award agreement may also impose restrictions on the right to vote and the right to receive dividends.

          (iii) Subject to the applicable provisions of the award agreement and this Section 5, upon termination of a participant's employment with the Company and any Subsidiary or Affiliate for any reason during the Restriction Period, all shares still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

          (iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, certificates for an appropriate number of unrestricted shares shall be delivered to the participant (or a transferee permitted by Section 10(h) hereof) promptly.

     (d) Minimum Value Provisions. In order to better ensure that award payments actually reflect the performance of the Company and service of the participant, the Committee or the Board, as applicable, may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Common Stock to the recipient of a restricted stock award, subject to such performance, future service, deferral, and other terms and conditions as may be specified by the Committee or the Board.

SECTION 6.  OTHER STOCK-BASED AWARDS.

     (a) Administration. Other Stock-Based Awards, including, without limitation, performance shares and Common Stock awards valued by reference to earnings per share or Subsidiary performance, may be granted either alone, in addition to, or in tandem with Restricted Stock granted under the Plan and cash awards made outside of the Plan. Subject to the provisions of the Plan, the Committee or the Board, as the case may be, shall have authority to determine the persons to whom and the time or times at which such awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, and all other conditions of the awards. The Committee or the Board may also provide for the grant of Common Stock upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each recipient.

     (b) Terms and Conditions.  Other Stock-Based Awards made pursuant to this
Section 6 shall be subject to the following terms and conditions:

          (i) Shares subject to awards under this Section 6 and the award agreement referred to in Section 6(b)(v) below, may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

          (ii) Subject to the provisions of this Plan and the award agreement and unless otherwise determined by the Committee or the Board at grant, the recipient of an award under this Section 6 shall be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of shares covered by the award, as determined at the time of the award by the Committee or the Board, as the case may be, in its sole discretion, and the Committee or the Board may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.

          (iii) Any award under Section 6 and any shares of Common Stock covered by any such award shall vest or be forfeited to the extent so provided in the award agreement, as determined by the Committee or the Board, as applicable, in its sole discretion.

          (iv) In the event of the participant's Retirement, Disability, or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining limitations imposed hereunder (if any) with respect to any or all of an award under this Section 6.

          (v) Each award under this Section 6 shall be confirmed by, and subject to the terms of, an agreement or other instrument by the Company and the participant.

          (vi) Common Stock (including securities convertible into Common Stock) issued on a bonus basis under this Section 6 may be issued for no cash consideration. Common Stock (including securities convertible into Common Stock) purchased pursuant to a purchase right awarded under this Section 6 shall be priced at least 85% of the Fair Market Value of the Common Stock on the date of grant.

SECTION 7.  CHANGE IN CONTROL PROVISIONS.

     (a) Impact of Event.  In the event of:

     (1) a "Change in Control" as defined in Section 7(b); or

     (2) a "Potential Change in Control" as defined in Section 7(c), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination),

          (i) Subject to the limitations set forth below in this Section 7(a), the restrictions applicable to any Restricted Stock and Other Stock-Based Awards, in each case to the extent not already vested under the Plan, shall lapse and such shares and awards shall be deemed fully vested.

          (ii) Subject to the limitations set forth below in this Section 7(a), the value of all outstanding Restricted Stock and Other Stock-Based Awards, in each case to the extent vested, shall, unless otherwise determined by the Board or by the Committee in its sole discretion prior to any Change in Control, be cashed out on the basis of the "Change in Control Price" as defined in Section 7(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Board or Committee may determine prior to the Change in Control.

          (iii) The Board or the Committee may impose additional conditions on the acceleration or valuation of any award in the award agreement.

     (b) Definition of Change in Control. For purposes of Section 7(a), a "Change in Control" means the happening of any of the following:

          (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company's securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

          (ii) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor Company or entity entitled to vote generally in the election of the directors of the Company or such other company or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

          (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

     (c) Definition of Potential Change in Control. For purposes of Section 7(a), a "Potential Change in Control" means the happening of any one of the following:

          (i) the approval by shareholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 7(b); or

          (ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of such plan acting as such trustee)) of securities of the Company representing 50% or more of the combined voting power of the Company's outstanding securities and the adoption by the Committee or the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

     (d) Change in Control Price. For purposes of this Section 7, "Change in Control Price" means the highest price per share of Common Stock paid in any transaction reported on the NYSE or such other exchange or market as is the principal trading market for the Common Stock, or paid or offered in any bona fide transaction related to a Potential or actual Change in Control of the Company at any time during the 60 day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee or the Board.

SECTION 8.  AMENDMENTS AND TERMINATION.

     The Board may at any time amend, alter, or discontinue the Plan without shareholder approval to the fullest extent permitted by the Exchange Act and the Code; provided, however, that no amendment, alteration, or discontinuation shall be made which would impair the rights of a participant under a Restricted Stock or Other Stock-Based Award theretofore granted, without the participant's consent.

     The Committee or the Board, as the case may be, may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to
Section 3 above, no such amendment shall impair the rights of any holder without the holder's consent. Solely for purposes of computing the Section 162(m) Maximum, if any awards previously granted to a participant are canceled and new awards having a lower exercise price or other more favorable terms for the participant are substituted in their place, both the initial awards and the replacement awards will be deemed to be outstanding (although the canceled awards will not be exercisable or deemed outstanding for any other purposes).

SECTION 9.  UNFUNDED STATUS OF PLAN.

     The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant by the Company, nothing contained herein shall give any such participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of or with respect to awards hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 10.  GENERAL PROVISIONS.

     (a) The Committee may require each person purchasing shares pursuant to an award under the Plan to represent to and agree with the Company in writing that the participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     (c) The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary or Affiliate any right to continued employment with the Company or a Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary or Affiliate to terminate the employment of any of its employees at any time.

     (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. The Committee may require withholding obligations to be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

     (e) The actual or deemed reinvestment of dividends or dividend equivalents in additional Restricted Stock (or other types of Plan awards) at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account other awards then outstanding under the Plan).

     (f) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Tennessee.

     (g) The members of the Committee and the Board shall not be liable to any employee or other person with respect to any determination made hereunder in a manner that is not inconsistent with their legal obligations as members of the Board. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therefrom, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action, suit, or proceeding, the Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

     (h) In addition to any other restrictions on transfer that may be applicable under the terms of this Plan or the applicable award agreement, no Restricted Stock award or Other Stock-Based Award or other right issued under this Plan is transferable by the participant without the prior written consent of the Committee other than transfers by will or by the laws of descent and distribution. The designation of a beneficiary will not constitute a transfer.

     (i) The Committee may, at or after grant, condition the receipt of any payment in respect of any award or the transfer of any shares subject to an award on the satisfaction of a six-month holding period, if such holding period is required for compliance with Section 16 under the Exchange Act.

SECTION 11.  EFFECTIVE DATE OF PLAN.

     The Plan shall be effective as of the date of approval of the Plan by a majority of the votes cast by the holders of the Company's Common Stock.

SECTION 12.  TERM OF PLAN.

     No Restricted Stock award or Other Stock-Based Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date of the Plan, but awards granted prior to such tenth anniversary may be extended beyond that date.

                                                                      APPENDIX B


PROXY                            SHONEY'S, INC.                            PROXY

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 2, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints J. Michael Bodnar and F.E. McDaniel, Jr., or either of them, as proxies with power of substitution to vote all shares of the undersigned at the annual meeting of the shareholders of Shoney's, Inc. to be held on April 2, 1998, at 2:00 p.m. Eastern Standard Time at the Atlanta Marriott Marquis, 265 Peachtree Center Avenue, Atlanta, Georgia, and at any adjournments or postponements thereof, in accordance with the directions given on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE 1998 STOCK PLAN.

   (1) ELECTION OF DIRECTORS.

       [ ] FOR ALL                           [ ] WITHHOLD AS TO ALL                       [ ] FOR ALL EXCEPT

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                    CHECK THE BOX TO VOTE "FOR ALL EXCEPT" AND STRIKE A LINE THROUGH THE NOMINEE'S NAME WITH RESPECT TO WHOM YOU CHOOSE TO WITHHOLD AUTHORITY.)

      J.M. Bodnar; C. S. Lynn; J.F. Schoenbaum; R.D. Schoenbaum; W.A. Schwartz; C.D. Shanks; F.W. Ward, Jr.; W.M. Wilson; and J.D. Yancey.

                          (CONTINUED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

   (2) To approve the adoption of the 1998 Stock Plan.

        [ ] FOR        [ ] AGAINST       [ ] WITHHOLD AUTHORITY (ABSTAIN)

   (3) In their discretion, on such other matters as may properly come before the meeting.

                 PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY

                                                   -----------------------------
                                                             Signature

                                                   -----------------------------
                                                    Signature (if held jointly)

                                                   Dated:_________________, 1998


SIGNATURE OF SHAREHOLDER(S) SHOULD CORRESPOND EXACTLY WITH THE NAME PRINTED HEREON. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD GIVE FULL TITLE AND AUTHORITY.